Exhibit h.5

                    ADDITION OF THE
               OAK RIDGE LARGE CAP FUND
                        TO THE
        FUND ADMINISTRATION SERVICING AGREEMENT
                        Between
                 OAK RIDGE FUNDS, INC.
                          and
           FIRSTAR MUTUAL FUND SERVICES, LLC
                Dated December 1, 1995

WHEREAS, the above parties have entered into a Fund
Administration Servicing Agreement (the "Agreement") whereby Firstar Mutual Fund Services, LLC ("FMFS") has agreed to provide administration services to Oak Ridge
Funds, Inc. (the "Company"); and

WHEREAS, the parties would like to add the Oak Ridge
Large Cap Fund (the "Fund") to the Agreement;

NOW THEREFORE, the Company and FMFS agree to add the Fund to the Agreement and compensation for the addition of the Fund is as follows:

First class of funds:

Minimum annual of $25,000 for the first year.
Minimum annual of $30,000 for the second year.

Second class of funds:

Minimum annual of $10,000 for the first year.
Minimum annual of $15,000 after the first year.

6 basis points (.0006) on the first $200,000,000
5 basis points (.0005) on the next $500,000,000
3 basis points (.0003) on the balance
Plus out-of-pocket expenses, including but not limited to:
Postage
Special Reports
Stationary
Federal and State regulatory filing fees
Programming
Certain insurance premiums
Proxies
All other out of pocket expenses
Records Retention
Expense from Board of Directors meetings
Audit and Legal Expenses



Dated this 7th day of January, 1999.


OAK RIDGE FUNDS, INC.         FIRSTAR MUTUAL FUND SERVICES, LLC



BY: /s/ Samuel Wegbreit       BY: /s/ Joseph Neuberger
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